Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

1.           "Tier Technologies (Australia) PTY Limited", an Australian corporation.

2           "Tier Technologies (United Kingdom), Inc.", a Delaware corporation.

3.           "Official Payments Corporation", a Delaware corporation.

4.           “EPOS Corporation”, an Alabama corporation.